Exhibit 99(a)
NEWS RELEASE
For Immediate Release
For more information:

Contacts:	Mike Vea, Chairman, President and CEO — 812-464-9604 Martin Zorn, CFO, EVP-Finance and Risk — 812-461-5794 Gretchen Dunn, Shareholder Relations — 812-464-9677
INTEGRA BANK CORPORATION REPORTS 13% INCREASE IN NET INCOME FROM FIRST QUARTER OF 2007
•	Integration of Prairie Financial Corporation Successfully Completed Resulting in Improved Earning Asset Mix—Commercial Loans Percentage of Earning Assets Increases from 42% to 50%

•	Strong Fee Growth—Deposit Service Charges Increase 28% from First Quarter of 2007—Debit Card Interchange Fees Increase 19%

•	Net Interest Income Increases $3.2 Million—Margin is 3.40%

•	Credit Quality Stable—Net Charge-Offs are 22 Basis Points

•	Commercial Loan Growth Continues—Up $45 Million or 17.8% Annualized from First Quarter excluding Chicago
EVANSVILLE, INDIANA —July 17, 2007 — Integra Bank Corporation (Nasdaq Global Market: IBNK) today reported net income for the second quarter of 2007 of $8.3 million, an increase of $1.0 million or 13.3% over first quarter 2007 results. The Company acquired Prairie Financial Corporation on April 9, 2007, and issued 3.1 million shares of Integra common stock in that transaction. Diluted earnings per share were $0.41 for both the first and second quarters of 2007. Returns on assets and equity were 1.04% and 10.71% for the second quarter of 2007, as compared to 1.12% and 12.62% for the first quarter of 2007.
Second quarter 2007 results included increases in net-interest income of $3.2 million and non-interest income of $0.7 million, and a decrease in the provision for loan losses of $0.3 million, offset by an increase in non-interest expense of $1.7 million and an increase in tax expense of $1.6 million.
“We are pleased with the successful integration of the former Prairie Financial Corporation during the second quarter and the completion of our new banking center in Union, Kentucky,” stated Mike Vea, Chairman, President and CEO. “The Prairie acquisition immediately improved our earning asset mix and is consistent with our goal of entering higher growth markets. We look forward to introducing our retail strategies in Chicago and building upon the strong commercial real estate lending niche that currently exists. The July opening of a second banking center in Northern Kentucky will help us build on the success we have had with our Florence branch, which opened in 2005, as well as further accelerate our commercial and business banking efforts in the greater Cincinnati region.”
The results for the first quarter included a gain on the sale of mortgage servicing rights of $0.6 million and gains on called securities of $0.2 million, offset by severance-related expenses of $0.3 million and non-routine legal and professional expenses of $0.4 million incurred in connection with collection activities. The first quarter also included recognition of an expected income tax refund of $0.9 million plus accrued interest of $0.2 million.

Integration of Prairie Financial Corporation
The Company acquired Prairie Financial Corporation on April 9, 2007. Prairie’s banking subsidiary, Prairie Bank & Trust Co., merged into Integra’s banking subsidiary, Integra Bank N.A., as part of the transaction. The integration of the former Prairie offices into the Company’s operations was completed during the second quarter.
The Company issued 3.1 million shares of common stock and paid $34.8 million cash in the transaction. It financed the cash portion of the merger consideration with the proceeds of a $20 million private offering of floating rate trust preferred securities and a $20 million five-year term loan extended as part of a new $35 million credit facility established on April 1, 2007.
The integration process included centralization of backroom support areas, including data processing, as well as early stage implementation of the Company’s retail banking strategies in the Chicago market.
Second quarter 2007 results include $0.2 million of one-time acquisition related expenses.
Commercial Loan Growth Continues
Higher yielding commercial loan average balances were 49.7% of earning assets for the second quarter of 2007, compared to 42.3% for the first quarter of 2007. Commercial loan average balances, exclusive of the Chicago market, increased $45.4 million during the second quarter, as compared to the preceding quarter, a 17.8% annualized growth rate. This growth came in the areas of commercial real estate, Cincinnati commercial, business banking, and agricultural lending.
Consumer loan average balances, exclusive of the Chicago market, decreased $6.7 million, or 6.4% annualized, and included a $7.3 million decline in indirect consumer loans, which have not been originated since December 2006. Residential mortgage loan balances, exclusive of the Chicago market, declined $14.2 million, or 16.6% annualized. Both the indirect and residential mortgage reductions were in line with the company’s strategy to improve its earning asset mix.
Net Interest Margin and Net Interest Income
The net interest margin was 3.40% for the second quarter of 2007, compared to 3.48% for the first quarter of 2007, while net interest income increased $3.2 million.
The yield on earning assets increased by 25 basis points to 7.01%. The improved yield was driven by the improved asset mix, including the yields on commercial loans acquired in the Prairie acquisition, higher loan fees, and higher yields on commercial loans existing at Integra prior to the Prairie acquisition.
The decrease in the net interest margin is attributed mainly to a 34 basis point increase in the cost of interest bearing liabilities to 4.02%, coupled with lower than expected growth of non-interest bearing and lower cost interest bearing checking account balances. Funding costs increased as a result of replacing $102.5 million of fixed rate long-term debt with a coupon of 2.64% that matured in March with other funding sources at market rates, which resulted in a 12 basis point decline in the margin. In addition, time deposit rates increased 18 basis points. Finally, additional interest costs were incurred in connection with the cash portion of the Prairie acquisition. A major component of the increase in time deposit rates was the pricing of time deposits acquired in the Prairie acquisition, which should decline as the Company implements funding strategies to replace those deposits with lower costing sources from other regions within its footprint.
Non-Interest Income
Second quarter 2007 non-interest income was $9.9 million, an increase of $0.7 million, or 7.8%, from the first quarter of 2007. Deposit service charges increased $1.2 million, or 28.2% and debit card interchange fees increased $0.2 million, or 18.9%. Chicago customers contributed $0.3 million of the increase in deposit service charges. The first quarter of 2007 included several non-routine gains, including a gain on the sale of Integra’s mortgage servicing rights portfolio of $0.6 million, gains on securities which were called of $0.2 million, and $0.2 million of interest income accrued on expected tax refunds.

Non-Interest Expense
Second quarter 2007 non-interest expense was $21.9 million, a $1.7 million or 8.4% increase from the first quarter of 2007. This included higher personnel expenses of $0.9 million, higher occupancy expense of $0.3 million and higher intangible asset amortization of $0.2 million, offset by lower professional fees of $0.2 million. It also included $0.2 million of one-time acquisition related expenses. Non-interest expense for the new Chicago region in the second quarter was $1.4 million.
Credit Quality
The provision for loan losses was $0.5 million for the second quarter of 2007, compared to $0.7 million for the first quarter. Net charge-offs totaled $1.2 million, resulting in a net charge-off ratio of 0.22% for the quarter, compared to $0.7 million or 0.17% for the quarter ended March 31, 2007. Net charge-offs exceeded the provision by $0.7 million. Specific loan reserves declined by $0.9 million due to the charge-off of a $0.5 million fully reserved credit and full payoffs of two credits carrying specific reserves.
The allowance for loan losses at June 30, 2007 was 192% of non-performing and 1.19% of total loans, compared to 239% and 1.18% at March 31, 2007. The ratio of non-performing loans to total loans at June 30, 2007 was 0.62% compared to 0.50% at March 31, 2007. The increase in non-performing loans was due entirely to non-performing loans acquired as part of the Prairie acquisition.
Income Taxes
The effective tax rate for the second quarter of 2007 was 25.4%, compared to the 14.9% for the first quarter of 2007. Income tax expense for the first quarter included the accrual of an expected tax refund of $0.9 million. The effective tax rate for the remainder of 2007 is expected to approximate that of the second quarter.
Capital
Integra’s capital ratios all remain strong and within the regulatory requirements for being well capitalized as well as Integra’s internal policy guidelines.
Dividend and Share Repurchase Plan
On June 20, 2007, the Company announced an increase in the regular quarterly cash dividend to $0.18 per share, from $0.17 per share, an increase of 5.8%. The increased dividend was paid on July 6, 2007 to shareholders of record on July 2, 2007.
The Company also announced that it had renewed and increased its common stock repurchase program. Integra may purchase approximately an additional 515,000 shares, or a maximum aggregate purchase amount of $12.5 million, through June 30, 2008. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements, and other market conditions.
Conference Call
Integra executive management will hold a conference call to discuss the contents of this news release, business highlights and its financial outlook, on, Tuesday, July 17, 2007, at 8:00 a.m. CDT. The telephone number for the conference call is (800) 559-2403. The conference call will also be available by webcast at http://www.integrabank.com/webcasts, as will the accompanying presentation slides.

About Integra
Headquartered in Evansville, Indiana, Integra Bank Corporation is the parent of Integra Bank N.A. As of June 30, 2007, Integra has $3.2 billion in total assets and operates 79 banking centers and 134 ATMs at locations in Indiana, Kentucky, Illinois and Ohio. Moody’s Investors Service has assigned an investment grade rating of A3 for Integra Bank’s long-term deposits. Integra Bank Corporation’s Corporate Governance Quotient (CGQ) rating as of July 1, 2007, has IBNK outperforming 93.3% of the companies in the Russell 3000 Index and 93.3% of the companies in the banking group. This rating is updated monthly by Institutional Shareholder Services and measures public companies’ corporate governance performance to a set of corporate governance factors that reflects the current regulatory environment. Integra Bank Corporation’s common stock is listed on the Nasdaq Global Market under the symbol IBNK. Additional information may be found at Integra’s web site, www.integrabank.com.
Safe Harbor
Certain statements made in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this release, the words “may,” “will,” “should,” “would,” “anticipate,” “expect,” “plan,” “believe,” “intend,” and similar expressions identify forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by such forward-looking statements. Such factors include: risks relating to changes in interest rates; risks of default on and concentration of loans within our portfolio; the possible insufficiency of our allowance for loan losses, regional economic conditions; competition; governmental regulation and supervision; failure or circumvention of our internal controls; reliance on Integra Bank to fund dividends to our shareholders; disruption of business or dilution of shareholder value as a result of mergers or acquisitions; our ability to retain key personnel; failure or disruption of our information systems; technological change; and other factors described in our periodic reports filed with the SEC. We undertake no obligation to revise or update these risks, uncertainties and other factors except as may be set forth in our periodic reports.

Summary Operating Results Data
Here is a summary of Integra’s second quarter 2007 operating results:
Diluted net income per share of $0.41 for second quarter 2007
•	Compared with $0.41 for first quarter 2007

•	Compared with $0.42 for second quarter 2006
Return on assets of 1.04% for second quarter 2007
•	Compared with 1.12% for first quarter 2007

•	Compared with 1.09% for second quarter 2006
Return on equity of 10.71% for second quarter 2007
•	Compared with 12.62% for first quarter 2007

•	Compared with 13.24% for second quarter 2006
Net interest margin of 3.40% for second quarter 2007
•	Compared with 3.48% for first quarter 2007

•	Compared with 3.42% for second quarter 2006
Allowance for loan losses of $26.4 million or 1.19% of loans at June 30, 2007
•	Compared with $21.2 million or 1.18% at March 31, 2007

•	Compared with $21.0 million or 1.17% at June 30, 2006

•	Equaled 191.6% of non-performing loans at June 30, 2007, compared with 238.8% at March 31, 2007 and 275.8% at June 30, 2006
Non-performing loans of $13.8 million or 0.62% of loans at June 30, 2007
•	Compared with $8.9 million or 0.50% of loans at March 31, 2007

•	Compared with $7.6 million or 0.43% at June 30, 2006
Annualized net charge-off rate of 0.22% for second quarter 2007
•	Compared with 0.17% for first quarter 2007

•	Compared with 0.69% for second quarter 2006

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30,	December 31,	June 30,
ASSETS	2007	2006	2006

Cash and due from banks	$72,058	$65,400	$78,700
Federal funds sold and other short-term investments	3,744	3,998	2,598
Loans held for sale (at lower of cost or market value)	5,437	1,764	667
Securities available for sale	609,145	614,718	652,821
Regulatory stock	25,967	24,410	30,659
Loans:
Commercial loans	1,467,730	1,018,930	1,001,252
Consumer loans	426,086	421,957	426,202
Mortgage loans	324,411	350,089	365,321
Less: Allowance for loan losses	(26,390)	(21,155)	(21,043)

Net loans	2,191,837	1,769,821	1,771,732
Premises and equipment	51,497	46,157	48,298
Goodwill	119,775	44,491	44,491
Other intangible assets	12,561	6,832	7,298
Other assets	122,341	106,888	106,244

TOTAL ASSETS	$3,214,362	$2,684,479	$2,743,508

LIABILITIES
Deposits:
Non-interest-bearing demand	$281,028	$252,851	$265,036
Savings & interest checking	510,559	497,548	519,640
Money market	394,844	296,732	297,149
Certificates of deposit and other time deposits	1,229,188	906,721	963,526

Total deposits	2,415,619	1,953,852	2,045,351
Short-term borrowings	207,863	217,518	198,863
Long-term borrowings	242,759	254,521	255,929
Other liabilities	31,808	23,114	19,892

TOTAL LIABILITIES	2,898,049	2,449,005	2,520,035

SHAREHOLDERS’ EQUITY
Preferred stock - 1,000 shares authorized — None outstanding
Common stock — $1.00 stated value - 29,000 shares authorized	20,629	17,794	17,539
Additional paid-in capital	206,114	135,054	129,061
Retained earnings	97,326	88,355	88,790
Accumulated other comprehensive income (loss)	(7,756)	(5,729)	(11,917)

TOTAL SHAREHOLDERS’ EQUITY	316,313	235,474	223,473

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$3,214,362	$2,684,479	$2,743,508

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2007	2007	2006	2006	2006
INTEREST INCOME
Interest and fees on loans and leases	$41,486	$32,130	$32,860	$32,836	$31,077
Interest and dividends on securities	7,495	7,289	7,521	7,817	7,861
Dividends on regulatory stock	281	346	328	298	447
Interest on loans held for sale	45	28	31	44	34
Interest on federal funds sold and other investments	60	49	62	40	23

Total interest income	49,367	39,842	40,802	41,035	39,442

INTEREST EXPENSE
Interest on deposits	20,017	14,684	15,138	14,901	13,329
Interest on short-term borrowings	2,264	2,018	2,147	2,418	2,249
Interest on long-term borrowings	3,519	2,811	2,889	2,899	3,121

Total interest expense	25,800	19,513	20,174	20,218	18,699

NET INTEREST INCOME	23,567	20,329	20,628	20,817	20,743
Provision for loan losses	455	735	18,091	950	859

Net interest income after provision for loan losses	23,112	19,594	2,537	19,867	19,884

NON-INTEREST INCOME
Service charges on deposit accounts	5,408	4,218	4,842	4,946	5,036
Trust income	602	614	595	576	558
Debit card income-interchange	1,064	895	954	809	800
Other service charges and fees	1,133	1,204	939	976	1,066
Securities gains (losses)	56	166	589	(13)	1
Gain (Loss) on sale of other assets	60	539	6	(39)	35
Other	1,608	1,579	1,518	1,951	1,621

Total non-interest income	9,931	9,215	9,443	9,206	9,117

NON-INTEREST EXPENSE
Salaries and employee benefits	11,693	10,765	9,564	10,003	9,960
Occupancy	2,388	2,107	2,143	1,971	2,071
Equipment	822	824	813	898	856
Professional fees	893	1,137	859	614	762
Communication and transportation	1,303	1,171	1,218	1,235	1,222
Other	4,771	4,163	4,263	3,878	4,389

Total non-interest expense	21,870	20,167	18,860	18,599	19,260

Income before income taxes	11,173	8,642	(6,880)	10,474	9,741
Income taxes expense (benefit)	2,840	1,286	(4,280)	2,274	2,351

NET INCOME (LOSS)	$8,333	$7,356	$(2,600)	$8,200	$7,390

Earnings per share:
Basic	$0.41	$0.42	$(0.15)	$0.47	$0.42
Diluted	0.41	0.41	(0.15)	0.46	0.42

Weighted average shares outstanding:
Basic	20,331	17,678	17,697	17,589	17,466
Diluted	20,407	17,786	17,864	17,752	17,562

INTEGRA BANK CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except for per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2007	2006	2007	2006
INTEREST INCOME
Interest and fees on loans and leases	$41,486	$31,077	$73,616	$59,808
Interest and dividends on securities	7,495	7,861	14,784	15,599
Dividends on regulatory stock	281	447	627	853
Interest on loans held for sale	45	34	73	65
Interest on federal funds sold and other investments	60	23	109	231

Total interest income	49,367	39,442	89,209	76,556

INTEREST EXPENSE
Interest on deposits	20,017	13,329	34,701	24,382
Interest on short-term borrowings	2,264	2,249	4,282	4,009
Interest on long-term borrowings	3,519	3,121	6,330	7,304

Total interest expense	25,800	18,699	45,313	35,695

NET INTEREST INCOME	23,567	20,743	43,896	40,861
Provision for loan losses	455	859	1,190	1,253

Net interest income after provision for loan losses	23,112	19,884	42,706	39,608

NON-INTEREST INCOME
Service charges on deposit accounts	5,408	5,036	9,626	9,091
Trust income	602	558	1,216	1,190
Debit card income-interchange	1,064	800	1,959	1,538
Other service charges and fees	1,133	1,066	2,337	2,240
Securities gains (losses)	56	1	222	1
Gain on sale of other assets	60	35	599	126
Other	1,608	1,621	3,187	2,992

Total non-interest income	9,931	9,117	19,146	17,178

NON-INTEREST EXPENSE
Salaries	11,693	9,960	22,458	20,423
Occupancy	2,388	2,071	4,495	4,068
Equipment	822	856	1,646	1,701
Professional fees	893	762	2,030	1,482
Communication and transportation	1,303	1,222	2,474	2,480
Other	4,771	4,389	8,934	8,264

Total non-interest expense	21,870	19,260	42,037	38,418

Income before income taxes	11,173	9,741	19,815	18,368
Income taxes expense	2,840	2,351	4,126	4,421

NET INCOME	$8,333	$7,390	$15,689	$13,947

Earnings per share:
Basic	$0.41	$0.42	$0.83	$0.80
Diluted	0.41	0.42	0.82	0.80

Weighted average shares outstanding:
Basic	20,331	17,466	19,012	17,450
Diluted	20,407	17,562	19,107	17,543

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands, except for per share data)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2007	2007	2006	2006	2006
EARNINGS DATA
Net Interest Income (tax-equivalent)	$24,366	$20,945	$21,286	$21,490	$21,413
Net Income (Loss)	8,333	7,356	(2,600)	8,200	7,390
Basic Earnings Per Share	0.41	0.42	(0.15)	0.47	0.42
Diluted Earnings Per Share	0.41	0.41	(0.15)	0.46	0.42
Dividends Declared	0.18	0.17	0.17	0.17	0.17
Book Value	15.33	13.51	13.23	13.48	12.74
Tangible Book Value	8.92	10.61	10.35	10.57	9.79

PERFORMANCE RATIOS
Return on Assets	1.04%	1.12%	(0.38)%	1.19%	1.09
Return on Equity	10.71	12.62	(4.26)	14.06	13.24
Net Interest Margin (tax-equivalent)	3.40	3.48	3.41	3.41	3.42
Tier 1 Capital to Risk Assets	9.41	11.01	10.80	11.23	10.49
Capital to Risk Assets	11.76	12.71	12.51	12.95	12.20
Tangible Equity to Tangible Assets	5.97	7.20	6.99	7.04	6.38
Efficiency Ratio	62.65	66.46	61.80	59.81	62.32

AT PERIOD END
Assets	$3,214,362	$2,656,211	$2,684,479	$2,711,306	$2,743,508
Interest-Earning Assets	2,862,520	2,415,717	2,435,866	2,465,926	2,479,520
Commercial Loans	1,467,730	1,040,004	1,018,930	1,013,833	1,001,252
Consumer Loans	426,086	412,576	421,957	424,468	426,202
Mortgage Loans	324,411	337,480	350,089	360,714	365,321
Total Loans	2,218,227	1,790,060	1,790,976	1,799,015	1,792,775
Deposits	2,415,619	1,995,728	1,953,852	1,991,865	2,045,351
Valuable Core Deposits (1)	1,186,431	1,045,708	1,047,131	1,031,071	1,081,825
Interest-Bearing Liabilities	2,585,213	2,141,347	2,173,040	2,199,431	2,235,107
Shareholders’ Equity	316,313	238,707	235,474	238,708	223,473
Unrealized Gains (Losses) on Market Securities (FASB 115)	(6,848)	(3,294)	(4,879)	(5,747)	(11,917)

AVERAGE BALANCES
Assets	$3,198,981	$2,658,785	$2,707,539	$2,724,641	$2,725,810
Interest-Earning Assets (2)	2,866,946	2,417,417	2,469,010	2,487,752	2,485,345
Commercial Loans	1,425,439	1,021,373	1,028,889	1,010,665	983,921
Consumer Loans	427,419	416,532	423,325	425,651	423,646
Mortgage Loans	340,430	342,344	355,412	361,837	366,965
Total Loans	2,193,288	1,780,249	1,807,626	1,798,153	1,774,532
Deposits	2,435,682	1,980,454	2,016,184	2,025,797	2,011,242
Valuable Core Deposits (1)	1,183,732	1,045,390	1,040,335	1,036,043	1,047,196
Interest-Bearing Liabilities	2,572,178	2,148,320	2,187,665	2,219,894	2,216,384
Shareholders’ Equity	312,063	236,333	242,248	231,330	223,905
Basic Shares	20,331	17,678	17,697	17,589	17,466
Diluted Shares	20,407	17,786	17,864	17,752	17,562

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.

INTEGRA BANK CORPORATION
SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA-con’t
(In thousands, except ratios and yields)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2007	2007	2006	2006	2006
ASSET QUALITY

Non-Performing Assets:
Non Accrual Loans	$12,975	$8,816	$8,625	$7,844	$7,511
Loans 90+ Days Past Due	801	49	228	54	120

Non-Performing Loans	13,776	8,865	8,853	7,898	7,631
Other Real Estate Owned	3,563	1,246	936	779	719

Non-Performing Assets	$17,339	$10,111	$9,789	$8,677	$8,350

Allowance for Loan Losses:
Beginning Balance	$21,165	$21,155	$21,403	$21,043	$23,234
Allowance Associated with Acquisition	5,982	—	—	—	—
Provision for Loan Losses	455	735	18,091	950	859
Recoveries	426	348	463	343	629
Loans Charged Off	(1,638)	(1,073)	(18,802)	(933)	(3,679)

Ending Balance	$26,390	$21,165	$21,155	$21,403	$21,043

Ratios:
Allowance for Loan Losses to Loans	1.19%	1.18%	1.18%	1.19%	1.17%
Allowance for Loan Losses to Average Loans	1.20	1.19	1.17	1.19	1.19
Allowance to Non-performing Loans	191.57	238.75	238.96	270.99	275.76
Non-performing Loans to Loans	0.62	0.50	0.49	0.44	0.43
Non-performing Assets to Loans and Other Real Estate Owned	0.78	0.56	0.55	0.48	0.47
Net Charge-Off Ratio	0.22	0.17	4.03	0.13	0.69

NET INTEREST MARGIN

Yields (tax-equivalent)
Loans	7.52%	7.25%	7.18%	7.21%	6.98%
Securities	5.16	5.17	5.17	5.13	5.02
Regulatory Stock	4.36	5.68	5.05	4.40	5.71
Other Earning Assets	4.60	5.92	5.68	6.58	4.86

Total Earning Assets	7.01	6.76	6.64	6.63	6.43

Cost of Funds
Interest Bearing Deposits	3.73	3.44	3.41	3.34	3.06
Other Interest Bearing Liabilities	5.45	4.64	4.64	4.66	4.54
Total Interest Bearing Liabilities	4.02	3.68	3.65	3.60	3.37

Total Interest Expense to Earning Assets	3.61	3.28	3.23	3.22	3.01

Net Interest Margin	3.40%	3.48%	3.41%	3.41%	3.42%

(1)	Defined as money market, demand deposit and savings accounts.

(2)	Includes securities available for sale at amortized cost.